FOR IMMEDIATE RELEASE
                                                                  May 12, 2000


                         POINT WEST CAPITAL CORPORATION
                         ANNOUNCES FIRST QUARTER RESULTS
                             AND FINANCIAL CONDITION



         SAN FRANCISCO --(May 12, 2000) Point West Capital  Corporation  (Nasdaq

Symbol:  PWCC) today reported the following:  (Dollars in thousands,  except per share amounts)


                                               Three Months Ended
                                                    March 31,

                                            2000                 1999
                                      -------------------- --------------------

  Loss before
     extraordinary gain                $    (84)            $    (500)
                                      -------------------- --------------------
   Net income (loss)                   $   1,158            $    (500)
                                      -------------------- --------------------
   Loss per share before
     extraordinary gain:
                                      -------------------- --------------------

    Basic                              $(0.02) (1)          $ (0.15)(2)
                                      -------------------- --------------------

    Diluted                            $(0.02) (1)          $ (0.15)(2)
                                      -------------------- --------------------
   Net income (loss) per
      share:
                                      -------------------- --------------------

    Basic                              $ 0.35 (1)           $ (0.15)(2)
                                      -------------------- --------------------
    Diluted                            $ 0.31 (3)           $ (0.15)(2)
                                      -------------------- --------------------

(1)      Based on 3,352,261 weighted-average shares of common stock outstanding.
(2)      Based on 3,273,628 weighted-average shares of common stock outstanding.
(3)      Based on 3,751,463 weighted-average shares of common stock outstanding.

         The increase in net income for the three months ended March 31, 2000 is attributable  to a $1.2  million  extraordinary  gain,  net of  income  taxes of

$822,000,  recognized  in  connection  with  Dignity  Partners  Funding  Corp. I

("DPFC")(the  Company's wholly-owned viatical settlement  subsidiary).  In March

2000, as a result of collection delays on life insurance  policies held by DPFC,

the Company and the
holders  of the  Securitized  Notes  issued by DPFC  entered  into an  agreement modifying  ongoing  responsibilities  of the Company and the  Noteholders.  As a result, the Noteholders will cover any policy collection shortfalls through June

30,  2002 and the Company  will  recognize a reduced  monthly  servicing  fee of

$18,000.  In addition,  the Company will not  recognize  any future gain or loss related to DPFC until DPFC is sold or liquidated  pursuant to the agreement.  At such  time,  the  Company  expects  to  recognize  a  pre-tax  gain in an amount approximately equal to the $4.6 million accumulated deficit of DPFC at March 31,

2000.

The Company also reported  that, at March 31, 2000:  Allegiance  Capital  (which makes loans to funeral home and cemetery owners) had 22 loans outstanding in the aggregate  principal  amount of $34.5  million,  all of which bear interest at a fixed  rate;  Point West  Ventures  (which  makes  loans to and invests in small businesses)  had one loan  outstanding  in the  principal  amount  of  $314,000,

non-marketable  securities  carried at an  aggregate  cost of $15.2  million and

investment  securities   (available-for-sale)  carried  at  fair  value  in  the

aggregate  amount of $6.3 million;  and Point West Capital (the parent  company)

had non-marketable securities carried at an aggregate cost of $939,000.

         Point West Capital is a specialty  financial services company.  Further information  regarding  the  Company,  its results of  operations  and the other matters  discussed in this press release is contained in the Company's Form 10-Q for the  quarterly  period  ended March 31, 2000 filed with the  Securities  and

Exchange Commission on May 12, 2000.

         The  following is summary  balance  sheet  information  as of March 31,

2000:

         Cash and cash equivalents...................................$6,829,405

         Restricted cash.............................................$1,402,306

         Investment Securities -- available-for-sale.................$6,332,746

         Loans receivable, net of unearned income of

             $541,968 and net of an allowance for loan

             losses of $175,000 ....................................$33,910,283

         Purchased life insurance policies..........................$31,525,162

         Non-marketable securities..................................$16,183,213

         Total assets...............................................$97,518,977

         Revolving certificates......................................$4,164,978

         Term certificates..........................................$24,364,690

         Securitized notes payable..................................$36,363,824

         Debenture payable...........................................$3,000,000

         Total liabilities..........................................$69,252,540

         Accumulated comprehensive income, net of tax................$1,661,526

         Retained deficit............................................$(656,657)

         Total stockholders' equity.................................$28,266,437

 (KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).


CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
           Alan B. Perper, 415/394-9467